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                                                                                                                 EXHIBIT 12

                            HERSHEY FOODS CORPORATION
                   COMPUTATION  OF RATIO OF  EARNINGS TO FIXED CHARGES
         For the Years  Ended  December  31,  1999,1998, 1997, 1996 and 1995,
               (in thousands of dollars except for ratios)
                                   (Unaudited)



                                                                      1999         1998         1997         1996          1995
Earnings:

     Income from continuing operations before
       income taxes and accounting changes .....................  $727,874(a)   $ 557,006    $  553,955   $  479,737(b)  $465,953(c)

     Add (Deduct):

       Interest on indebtedness.................................      77,300       88,648        79,138       52,036       47,568

       Portion of rents representative of the interest factor(d)      15,162       13,197        10,592        8,618        8,176

       Amortization of debt expense.............................         486          462           412          234           97

       Amortization of capitalized interest.....................       3,884        3,856         3,496        3,359        3,183

         Earnings as adjusted...................................  $  824,706    $ 663,169    $  647,593   $  543,984   $  524,977

Fixed Charges:

     Interest on indebtedness...................................     $77,300    $  88,648    $   79,138   $   52,036   $   47,568

     Portion of rents representative of the interest factor(d)..      15,162       13,197        10,592        8,618        8,176

     Amortization of debt expense...............................         486          462           412          234           97

     Capitalized interest.......................................       1,214        2,547         1,883        1,534        1,957

         Total fixed charges....................................  $   94,162    $ 104,854    $   92,025   $   62,422   $   57,798

Ratio of earnings to fixed charges..............................        8.76         6.32          7.04         8.71         9.08


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NOTES:

(a)    Includes a gain on the disposal of pasta business of $243.8 million.

(b)    Includes a loss on the disposal of businesses of $35.4 million.

(c)    Includes a restructuring credit of $.2 million.

(d) Portion of rents representative of the interest factor consists of one-third of rental expense for operating leases.